 As filed with the Securities and Exchange Commission on May 15, 2017.

Registration No. 333-128456

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-128456

to

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

T BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	71-0919962 (I.R.S. Employer Identification No.)
16200 Dallas Parkway, Suite 190 Dallas, Texas (Address of Principal Executive Offices)	75248 (Zip Code)

T BANCSHARES, INC. 2005 STOCK INCENTIVE\PLAN
 (Full title of the plan)

Patrick Howard
T Bancshares, Inc.
16200 Dallas Parkway, Suite 190
Dallas, Texas  75248
(Name and address of agent for service)

(972) 972-9000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”):

•
Registration Statement No. 333-128456, pertaining to the registration and sale of 260,000 shares of common stock of T Bancshares, Inc. (the “Company”) in connection with the T Bancshares, Inc. 2005 Stock Incentive Plan.

Effective May 15, 2017, the Company became a wholly-owned subsidiary of T Acquisition, Inc. pursuant to the merger of the Company with a wholly-owned subsidiary of T Acquisition, Inc., with the Company surviving the merger as the surviving corporation (the “Merger”), and the Company becoming a wholly-owned subsidiary of T Acquisition, Inc.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration the securities of the Company registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas on this 15th  day of May 2017.

T BANCSHARES, INC.
By:	/s/ Patrick Howard
Patrick Howard
President and Chief Executive Officer